Exhibit 10.21A
Schedule of Named Executive Officers Party to Change of Control Employment Agreement (BE4 and Higher Version)
(As of December 31, 2015)
Ralph W. Babb, Jr.
Jon W. Bilstrom
David E. Duprey
Curtis C. Farmer